Griffon Corporation Announces Fourth Quarter and Annual Results

NEW YORK, NEW YORK, November 16, 2016 – Griffon Corporation (“Griffon” or the “Company”) (NYSE: GFF) today reported results for the fourth quarter and fiscal year ended September 30, 2016.

Fourth quarter revenue of $501 million was consistent with the prior year quarter. Telephonics Corporation ("Telephonics") revenue increased 2% over the prior year quarter, Home & Building Products (“HBP”) revenue was consistent with the prior year quarter and Clopay Plastic Products Company, Inc. (“PPC”) revenue decreased 4% compared with the prior year quarter.

For the current quarter, Segment adjusted EBITDA totaled $60.1 million, increasing 8% from the prior year quarter of $55.4 million. Segment adjusted EBITDA is defined as net income excluding interest income and expense, income taxes, depreciation and amortization, unallocated amounts (mainly corporate overhead)and restructuring charges, as applicable (“Segment adjusted EBITDA”, a non-GAAP measure).

Fourth quarter net income totaled $7.7 million, or $0.18 per share, compared to $10.8 million, or $0.24 per share, in the prior year quarter. Current quarter results included discrete and certain other tax provisions of $3.8 million or $0.09 per share. The prior year quarter included discrete tax benefits of $0.3 million, or $0.01 per share. Excluding these tax items from both periods, current quarter adjusted net income was $11.5 million, or $0.27 per share, compared to $10.5 million, or $0.23 per share, in the prior year quarter.

Ronald J. Kramer, Chief Executive Officer, commented “We finished fiscal 2016 strongly with adjusted earnings per share growth of 15%. Our relentless focus on operating efficiency continues to improve our profitability. For 2017 and beyond we are positioned to benefit from our strategic growth investments including the Clopay Door facility expansion and the roll out of Sof-flex® plastic products. We continue to believe that future growth in U.S. infrastructure and defense spending will be very beneficial to our business. Additionally, a stronger U.S. economy will drive increased consumer spending and a more robust housing market. We are optimistic about our future."

For the full year 2016, revenue totaled $1,957 million, decreasing 3% versus the prior year; excluding the impact of foreign currency, revenue decreased 1%. Telephonics revenue increased 1%, while HBP and PPC revenue decreased 1% and 10%, respectively, all in comparison to the prior year.

For the full year 2016, Segment adjusted EBITDA totaled $218.4 million, increasing 7% compared to $204.4 million in the prior year. Excluding the impact of foreign currency, Segment adjusted EBITDA increased 8%.

For the full year 2016, net income totaled $30.0 million, or $0.68 per share, compared to $34.3 million, or $0.73 per share, in the prior year. Current year results included restructuring costs of $5.9 million ($4.2 million, net of tax or $0.10 per share) and discrete and certain other tax provisions of $2.7 million or $0.06 per share. The prior year included discrete tax benefits of $0.1 million. Excluding these items, current year adjusted income was $36.9 million, or $0.84 per share, compared to $34.2 million, or $0.73 per share, in the prior year.

Segment Operating Results
Home & Building Products
Revenue in the current quarter totaling $245 million was consistent with the prior year quarter; foreign currency was not material to the segment. The AMES Companies, Inc. (“AMES”) revenue increased 4% compared to the prior year quarter, due to increased U.S. garden tool and pots and planter sales and increased product offerings in Australia, partially offset by decreased Canadian sales resulting from unfavorable weather conditions; foreign currency was 1% favorable. Clopay Building Products Company, Inc. ("CBP") revenue decreased 3%, due to reduced volume, partially offset by favorable product mix; the impact of foreign currency was not material.

Fourth quarter Segment adjusted EBITDA was $26.7 million, decreasing 1% compared to the prior year quarter due to reduced volume partially offset by favorable product mix at CBP and continued operational efficiency improvements and cost control measures at AMES; the impact of foreign currency was not material.

Revenue in 2016 totaled $1,041 million, decreasing 1% compared to the prior year; excluding a 1% unfavorable foreign currency impact, revenue was consistent with the prior year. AMES revenue decreased 4%, primarily driven by a combination of a warm winter and a cold and wet spring in both the U.S. and Canada, resulting in reduced snow and spring tool category sales, respectively, partially offset by improved sales of North American pots and planters and increased product offerings in Australia; foreign currency was 2% unfavorable. CBP revenue increased 2% from the prior year period, primarily due to improved volume and favorable mix; the impact of foreign currency was not material.

Segment adjusted EBITDA for 2016 was $114.9 million, increasing 22% compared to the prior year. The increase was primarily due to operational efficiency improvements and cost control measures at AMES and increased volume and favorable mix at CBP and decreased material costs, which more than offset the impact of reduced revenue at AMES; foreign currency was 3% unfavorable.

Telephonics
Revenue in the current quarter totaled $129 million, increasing 2% from the prior year quarter, primarily due to dismounted Electronic Countermeasure systems.

Fourth quarter Segment adjusted EBITDA was $20.5 million, increasing 31% from the prior year quarter, driven by favorable program mix and margin improvement.

Revenue in 2016 totaled $436 million, increasing 1% compared to the prior year period due to increased mobile ground surveillance systems and dismounted Electronic Countermeasure systems, partially offset by decreased airborne maritime and Identification Friend or Foe radar systems.

Segment adjusted EBITDA for 2016 was $53.4 million, consistent with the prior year.

Contract backlog totaled $420 million at September 30, 2016, compared to $442 million at September 30, 2015, with approximately 71% expected to be fulfilled within the next twelve months. The decrease in backlog reflects the timing of various international contract awards associated with radar and surveillance opportunities; international awards often take longer to develop.

Plastic Products
Revenue totaled $126 million, decreasing 4% compared to the prior year quarter, primarily due to unfavorable mix. Resin pricing did not have material impact on revenue. PPC adjusts selling prices based on underlying resin costs on a delayed basis.

Segment adjusted EBITDA was $12.9 million, increasing 2% from the prior year quarter, reflecting the impact from improved operational efficiencies in both North America and Europe, which more than offset the sales decline.

Revenue in 2016 totaled $480 million, decreasing 10% compared to the prior year, primarily due to decreased volume of 4% driven by reduced North America and Europe baby care orders, unfavorable mix of 3% and a 3% unfavorable foreign currency impact. Resin pricing did not have material impact on revenue.

Segment adjusted EBITDA for 2016 was $50.1 million, decreasing 12% from the prior year primarily due to reduced volume and unfavorable mix, partially offset by decreased SG&A spending. Resin pricing and foreign currency did not have a material impact on Segment adjusted EBITDA for the year.

During the third quarter of 2016, PPC recorded $5.9 million in restructuring charges, primarily in connection with headcount reductions at PPC's Dombuhl, Germany facility, other location headcount reductions and the shut down of PPC's Turkey facility.

Taxes
The Company reported pretax income for the years ended September 30, 2016 and 2015. In 2016 and 2015, the Company recognized a tax provision of 43.6% and 36.1%, respectively.

The 2016 tax rate included a $2.7 million provision consisting of a $3.4 million valuation allowance on current year Germany net operating loss carryforwards that do not expire, offset by a net $0.7 million discrete tax benefit. The $0.7 million discrete tax benefit primarily consists of a $2.2 million benefit related to the early adoption of the new FASB accounting guidance allowing the company to recognize excess tax benefits from the vesting of equity awards within income tax expense, offset by a $1.2 million valuation allowance on prior period net operating loss carryforwards. The 2015 tax rate included a net discrete benefit of $0.1 million. Excluding the impact of the 2016 restructuring and the tax items, the effective tax rates for the year ended September 30, 2016 and 2015 were 37.5% and 36.2%, respectively.

Balance Sheet and Capital Expenditures
At September 30, 2016, the Company had cash and equivalents of $72.6 million, total debt outstanding of $936.6 million, net of discounts and deferred costs, and $334 million available for borrowing under its revolving credit facility. Capital expenditures, net of equipment sales, in 2016 were $90 million.

Share Repurchases
In each of March 2015, July 2015 and August 2016, Griffon's Board of Directors authorized the repurchase of up to $50 million of Griffon's outstanding common stock. Under these programs, the Company may purchase shares in the open market, including pursuant to a 10b5-1 plan, or in privately negotiated transactions. During 2016, Griffon purchased an aggregate of 3,549,077 shares of common stock under both the March 2015 and July 2015 programs, for a total of $56.3 million or $15.86 per share. At September 30, 2016, $51.6 million in the aggregate remains under the July 2015 and August 2016 Board authorized repurchase programs.

Since August 2011 through September 30, 2016, Griffon repurchased 20,300,298 shares of its common stock, for a total of $259.4 million or $12.78 per share.

Conference Call Information
The Company will hold a conference call today, November 16, 2016, at 4:30 PM ET.

The call can be accessed by dialing 1-877-795-3599 (U.S. participants) or 1-719-325-4783 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference or provide conference ID number 5811391.

A replay of the call will be available starting on November 16, 2016 at 7:30 PM ET by dialing 1-877-870-5176 (U.S.) or 1-858-384-5517 (International), and entering the conference ID number: 5811391. The replay will be available through November 30, 2016.

Forward-looking Statements
“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; Griffon's ability to achieve expected savings from cost control, integration and disposal initiatives; the ability to identify and successfully consummate and integrate value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; reduced military spending by the government on projects for which Telephonics Corporation supplies products, including as a result of defense budget cuts or other government actions; the ability of the federal government to fund and conduct its operations; increases in the cost of raw materials such as resin, wood and steel; changes in customer demand or loss of a material customer at one of Griffon's operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events that could impact the worldwide economy; a downgrade in Griffon’s credit ratings; changes in international economic conditions including interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which could impact margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation and environmental matters; unfavorable results of government agency contract audits of Telephonics Corporation; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain of Griffon’s operating companies; and possible terrorist threats and actions and their impact on the global economy. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation
Griffon Corporation is a diversified management and holding company that conducts business through wholly owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon currently conducts its operations through three reportable segments:

•	Home & Building Products consists of two companies, AMES and CBP:

•	AMES is the leading U.S. manufacturer and a global provider of long-handled tools and landscaping products for homeowners and professionals.

•	CBP is a leading manufacturer and marketer of residential and commercial garage doors and sells to professional dealers and some of the largest home center retail chains in North America.

•	Telephonics is recognized globally as a leading provider of highly sophisticated intelligence, surveillance and communications solutions for defense, aerospace and commercial customers.

•
PPC is a global leader in the development and production of embossed, laminated and printed specialty plastic films for hygienic, health-care and industrial products and sells to some of the world's largest consumer products companies.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffon.com.

Company Contact:            Investor Relations Contact:
Brian G. Harris                Michael Callahan
SVP & Chief Financial Officer        Senior Vice President
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8311

Griffon evaluates performance and allocates resources based on each segment's operating results before interest income and expense, income taxes, depreciation and amortization, unallocated amounts (mainly corporate overhead) and restructuring charges, as applicable (“Segment adjusted EBITDA”, a non-GAAP measure). Griffon believes this information is useful to investors.

The following table provides a reconciliation of Segment adjusted EBITDA to Income before taxes:

GRIFFON CORPORATION AND SUBSIDIARIES
OPERATING HIGHLIGHTS
(in thousands)

	(Unaudited) For the Three Months Ended September 30,		For the Twelve Months Ended September 30,
REVENUE	2016	2015	2016	2015
Home & Building Products:
AMES	$107,638	$103,065	$513,973	$535,881
CBP	137,713	141,630	527,370	516,320
Home & Building Products	245,351	244,695	1,041,343	1,052,201
Telephonics	129,014	126,405	435,692	431,090
PPC	126,340	131,058	480,126	532,741
Total consolidated net sales	$500,705	$502,158	$1,957,161	$2,016,032

Segment adjusted EBITDA:
Home & Building Products	$26,700	$27,040	$114,949	$94,226
Telephonics	20,472	15,668	53,385	53,028
PPC	12,925	12,704	50,079	57,103
Total Segment adjusted EBITDA	60,097	55,412	218,413	204,357
Net interest expense	(13,791)	(12,228)	(51,111)	(47,872)
Segment depreciation and amortization	(18,199)	(17,775)	(69,717)	(69,331)
Unallocated amounts	(9,889)	(8,666)	(38,521)	(33,518)
Restructuring charges	—	—	(5,900)	—
Income before taxes	$18,218	$16,743	$53,164	$53,636

The following is a reconciliation of each segment's operating results to Segment adjusted EBITDA:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
BY REPORTABLE SEGMENT
(in thousands)

	(Unaudited) For the Three Months Ended September 30,		For the Twelve Months Ended September 30,
	2016	2015	2016	2015
Home & Building Products
Segment operating profit	$17,512	$17,595	$79,682	$58,883
Depreciation and amortization	9,188	9,445	35,267	35,343
Segment adjusted EBITDA	26,700	27,040	114,949	94,226

Telephonics
Segment operating profit	17,642	13,091	42,801	43,006
Depreciation and amortization	2,830	2,577	10,584	10,022
Segment adjusted EBITDA	20,472	15,668	53,385	53,028

Clopay Plastic Products
Segment operating profit	6,744	6,951	20,313	33,137
Depreciation and amortization	6,181	5,753	23,866	23,966
Restructuring charges	—	—	5,900	—
Segment adjusted EBITDA	12,925	12,704	50,079	57,103

All segments:
Income from operations - as reported	31,553	28,201	103,507	101,017
Unallocated amounts	9,889	8,666	38,521	33,518
Other, net	456	770	768	491
Segment operating profit	41,898	37,637	142,796	135,026
Depreciation and amortization	18,199	17,775	69,717	69,331
Restructuring charges	—	—	5,900	—
Segment adjusted EBITDA	$60,097	$55,412	$218,413	$204,357

Unallocated amounts typically include general corporate expenses not attributable to any reportable segment.

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)

	(Unaudited) Three Months Ended September 30,		Twelve Months Ended September 30,
	2016	2015	2016	2015
Revenue	$500,705	$502,158	$1,957,161	$2,016,032
Cost of goods and services	376,890	382,233	1,483,727	1,540,254
Gross profit	123,815	119,925	473,434	475,778

Selling, general and administrative expenses	92,262	91,724	364,027	374,761
Restructuring and other related charges	—	—	5,900	—
Total operating expenses	92,262	91,724	369,927	374,761

Income from operations	31,553	28,201	103,507	101,017

Other income (expense)
Interest expense	(13,800)	(12,238)	(51,254)	(48,173)
Interest income	9	10	143	301
Other, net	456	770	768	491
Total other expense, net	(13,335)	(11,458)	(50,343)	(47,381)

Income before taxes	18,218	16,743	53,164	53,636
Provision for income taxes	10,495	5,940	23,154	19,347
Net income	$7,723	$10,803	$30,010	$34,289

Basic income per common share	$0.19	$0.25	$0.73	$0.77
Weighted-average shares outstanding	40,343	42,749	41,074	44,608

Diluted income per common share	$0.18	$0.24	$0.68	$0.73
Weighted-average shares outstanding	42,784	45,787	44,109	46,939

Net income	$7,723	$10,803	$30,010	$34,289
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	6,154	(15,275)	17,284	(56,358)
Pension and other post retirement plans	(6,809)	(5,385)	(5,651)	(4,326)
Gain (loss) on cash flow hedge	(309)	375	(1,686)	430
Change in available-for-sale securities	—	—	—	(870)
Total other comprehensive income (loss), net of taxes	(964)	(20,285)	9,947	(61,124)
Comprehensive income (loss), net	$6,759	$(9,482)	$39,957	$(26,835)

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	At September 30, 2016	At September 30, 2015
CURRENT ASSETS
Cash and equivalents	$72,553	$52,001
Accounts receivable, net of allowances of $6,425 and $5,342	233,751	218,755
Contract costs and recognized income not yet billed, net of progress payments of $8,001 and $16,467	126,961	103,895
Inventories, net	308,869	325,809
Prepaid and other current assets	38,605	40,258
Assets of discontinued operations	219	236
Total Current Assets	780,958	740,954
PROPERTY, PLANT AND EQUIPMENT, net	405,404	379,972
GOODWILL	361,185	356,241
INTANGIBLE ASSETS, net	210,599	213,837
OTHER ASSETS	21,982	18,554
ASSETS OF DISCONTINUED OPERATIONS	1,968	3,255
Total Assets	$1,782,096	$1,712,813
CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$22,644	$16,593
Accounts payable	190,341	199,811
Accrued liabilities	103,594	101,204
Liabilities of discontinued operations	1,684	2,229
Total Current Liabilities	318,263	319,837
LONG-TERM DEBT, net	913,914	826,976
OTHER LIABILITIES	137,266	132,096
LIABILITIES OF DISCONTINUED OPERATIONS	1,706	3,379
Total Liabilities	1,371,149	1,282,288
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	410,947	430,525
Total Liabilities and Shareholders’ Equity	$1,782,096	$1,712,813

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended September 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$30,010	$34,289
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	70,208	69,800
Stock-based compensation	10,136	11,110
Provision for losses on accounts receivable	338	84
Amortization of deferred financing costs and debt discounts	7,415	6,982
Deferred income tax	8,082	2,132
Gain on sale/disposal of assets and investments	(350)	(342)
Change in assets and liabilities, net of assets and liabilities acquired:
(Increase) decrease in accounts receivable and contract costs and recognized income not yet billed	(34,296)	32,150
(Increase) decrease in inventories	20,533	(48,356)
Increase in prepaid and other assets	(19,091)	(5,022)
Increase (decrease) in accounts payable, accrued liabilities and income taxes payable	8,950	(27,250)
Other changes, net	4,002	560
Net cash provided by operating activities	105,937	76,137
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(90,759)	(73,620)
Acquired business, net of cash acquired	(4,470)	(2,225)
Investment sales	715	8,891
Proceeds from sale of property, plant and equipment	909	334
Net cash used in investing activities	(93,605)	(66,620)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	—	371
Dividends paid	(8,798)	(7,654)
Purchase of shares for treasury	(65,307)	(82,343)
Proceeds from long-term debt	302,362	233,491
Payments of long-term debt	(214,986)	(187,735)
Change in short-term borrowings	(54)	(365)
Financing costs	(4,384)	(1,308)
Tax effect from exercise/vesting of equity awards, net	—	345
Other, net	55	347
Net cash provided by (used) in financing activities	8,888	(44,851)
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities	(1,554)	(918)
Net cash used in discontinued operations	(1,554)	(918)
Effect of exchange rate changes on cash and equivalents	886	(4,152)
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	20,552	(40,404)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	52,001	92,405
CASH AND EQUIVALENTS AT END OF PERIOD	$72,553	$52,001

Griffon evaluates performance based on Earnings per share and Net income excluding restructuring charges, and discrete and certain other tax items, as applicable. Griffon believes this information is useful to investors. The following table provides a reconciliation of Net income to adjusted net income and earnings per share to Adjusted earnings per share:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME
(in thousands, except per share data)

	(Unaudited) For the Three Months Ended September 30,		For the Twelve Months Ended September 30,
	2016	2015	2016	2015
Net income	$7,723	$10,803	$30,010	$34,289

Adjusting items, net of tax:
Restructuring charges	—	—	4,247	—
Discrete and certain other tax provisions (benefits)	3,790	(306)	2,658	(62)

Adjusted net income	$11,513	$10,497	$36,915	$34,227

Diluted income per common share	$0.18	$0.24	$0.68	$0.73

Adjusting items, net of tax:
Restructuring charges	—	—	0.10	—
Discrete and certain other tax provisions (benefits)	0.09	(0.01)	0.06	0.00

Adjusted earnings per common share	$0.27	$0.23	$0.84	$0.73

Weighted-average shares outstanding (in thousands)	42,784	45,787	44,109	46,939

Note: Due to rounding, the sum of earnings per common share and adjusting items, net of tax, may not equal adjusted earnings per common share.